Calculation of Filing Fee Tables
S-8
LANDS' END, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	166,018	$ 11.43	$ 1,897,585.74	0.0001381	$ 262.06
2	Equity	Common Stock, $0.01 par value per share	Other	109,361	$ 12.00	$ 1,312,332.00	0.0001381	$ 181.23
Total Offering Amounts:						$ 3,209,917.74		$ 443.29
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 443.29
Offering Note
[1]	The amount registered represents 166,018 shares of common stock, $0.01 par value per share, of the Registrant ("Common Stock"), that may be issued pursuant to the Sign-On Nonqualified Stock Option Agreement, dated July 13, 2026, by and between the Registrant and Charlie Cole. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares of Common Stock with respect to the shares registered herewith issuable as a result of stock splits, stock dividends or similar transactions. The proposed maximum offering price per share and maximum aggregate offering price per share for the Common Stock covered by this registration statement have been estimated solely for the purposes of solely for the purpose of determining the amount of registration fee due for this filing in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. With respect to shares issuable upon exercise of stock options, the proposed maximum offering price per share is based on the exercise price of such options.

[2]	The amount registered represents 109,361 shares of Common Stock that may be issued pursuant to the Sign-On Restricted Stock Unit Agreement dated July 13, 2026, by and between the Registrant and Charlie Cole. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of Common Stock with respect to the shares registered herewith issuable as a result of stock splits, stock dividends or similar transactions. The proposed maximum offering price per share and maximum aggregate offering price per share for the Common Stock covered by this registration statement have been estimated solely for the purposes of solely for the purpose of determining the amount of registration fee due for this filing in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. With respect to shares issuable upon settlement of restricted stock units, the proposed maximum offering price per share is based on the average of the high and low prices of Common Stock, as reported on The NASDAQ Stock Market on July 8, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources